Exhibit 10.6

DATED 19th February 2003

(1) e-pay Limited

and

(2) John Gardiner

SERVICE AGREEMENT

Squire, Sanders & Dempsey

Royex House

5 Aldermanbury Square

London EC2V 7HR

Tel: 020 7776 5200

Fax: 020 7776 5233

THIS AGREEMENT is made on the 19th day of February 2003

BETWEEN:

(1)	e-pay Limited (Company No 3695345) whose registered office is at 2nd Floor, Kelting House, Southerhay, Basildon, Essex, SS14 1EO (“the Company”); and

(2)	John Gardiner of Langtons, 40 High Road, Chigwell, Essex, IG7 6DL (“the Executive”).

1	DEFINITIONS

In this Agreement the following words, expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Board” means the Board of Directors from time to time

“Group Company” means any group undertaking of the Company as defined in Section 259 of the Companies Act 1985 (as amended).

2	POSITION

The Executive will act as Managing Director of the Company.

3	RESPONSIBILITIES

3.1	The Executive will carry out such duties and exercise such powers and functions on behalf of the Company or any Group Company as may from time to time be assigned to him by the Board and during the term of the Agreement the Executive shall, unless prevented by ill health or accident, devote the whole of his time, skill, ability and attention during his hours of work (which shall be the normal business hours of the Company from time to time and such additional hours as may be necessary to properly perform his duties) to the business of the Company or any Group Company.

3.2	The Executive will keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with it as the Board may require.

3.3	The Executive shall perform his duties in a manner consistent with any and all applicable statutes, regulations and rules whether of the Company or Group Company and with the professional standards and the general custom and practice of the industry and shall faithfully and loyally serve the Company and any Group Company to the best of his ability and use his utmost endeavours to promote their interests in all respects.

3.4	The Executive shall not while employed by the Company without the prior consent of the Board either solely or jointly, directly or indirectly, carry on or be engaged or interested (whether as shareholder or otherwise) in any other business save that nothing in this clause shall prevent the Executive from holding up to 3% of the shares in any company whose shares are quoted on any recognised investment exchange.

3.5	The Company shall be entitled during the continuance of the Executive’s employment to make available his services to any Group Company for such periods as the Company reasonably thinks fit and the Executive shall enter into such agreement (in terms no less favourable than this Agreement) with such other Group Company as the Company may reasonably require to give full effect to such arrangements.

3.6	The Executive hereby represents that (a) he is not restricted in any material way from performing his duties set out in this contract as a result of any contract or under any law; and (b) that his due performance of his duties hereunder does not and will not violate the terms of any agreement to which he is bound. The Executive undertakes to indemnify and hold harmless the Company and any Group Company against all claims, costs, damages and expenses which the Company and/or any Group Company may incur in connection with any claim that the Executive is so restricted or that the terms of any such agreement are so violated.

4	DIRECTORSHIP

4.1	Except as otherwise stated in this Agreement, the Executive shall not prior to the termination of this Agreement resign or be subject to retirement by rotation as a director of the Company or any Group Company (unless the Articles of Association of the Company or the relevant Group Company as amended from time to time so provide).

4.2	On termination of this Agreement for whatever reason the Executive shall at the request of the Company resign forthwith without claim for compensation from all offices held by him in any Group Company or from any position which he occupies as a trustee in relation to the business of the Company or any Group Company and in the event of his failing to do so within seven days after the making of such requests the Company is hereby irrevocably authorised to appoint its Secretary for the time being as the agent of the Executive in his name and on his behalf to give notice of such resignation and do all other things requisite to give effect thereto.

5	PLACE OF EMPLOYMENT

The Executive shall be based at the Company’s offices in Basildon.

6	TERM OF AGREEMENT

6.1	This Agreement shall commence on the date hereof (“the Commencement Date”) and, subject to the provisions of this Agreement, shall continue for a fixed period of 2 years (until 19/02 2005) and thereafter unless and until terminated by either party giving to the other not less than 12 months’ notice in writing.

6.2	The Executive’s continuous employment with the Company commenced on 8 February 1999.

6.3	The Company reserves the right to require the Executive not to attend the Company’s premises or the premises of any Group Company, or to provide the Executive with no work or to require the Executive to perform duties (including any modified duties the Company may reasonably require the Executive to perform) at such locations as the Company may reasonably require which shall include requiring the Executive to carry out duties that do not involve contact with the Company’s clients or those of any Group Company, during any period of suspension or whilst the Executive is under notice of termination of the Agreement (served either by the Company or the Executive) provided that the Executive continues to be paid the salary and benefits to which the Executive is entitled under this Agreement. Notwithstanding that the Company may exercise any of its rights under this clause 6.3 it is expressly agreed that the Executive will continue to be bound by any implied contractual terms, including his duty of good faith and fidelity to the Company and may not work for a competitor until the expiry of this Agreement.

6.4	The Company shall have the discretion to terminate the Executive’s employment lawfully without any notice or on notice less than that required by clause 6.1, by paying to the Executive a sum equal to, but no more than, the Salary in respect of that part of the period of notice in clause 6.1 which the Company has not given to the Executive less any appropriate tax and other statutory deductions. For the avoidance of doubt the Company shall not exercise this discretion during the fixed period referred to in clause 6.1. Should the Company exercise its discretion to terminate the Executive’s employment in this way, all the Executive’s post termination obligations contained in this Agreement, including in particular the restrictive covenants in clause 12, shall remain in full force and effect.

6.5	The Executive’s employment shall automatically terminate on the day on which he reaches 65 years of age.

7	TERMINATION

7.1	The Company may terminate the Executive’s employment without notice in the event that the Executive:

7.1.1	commits any serious breach of this Agreement or is guilty of any gross misconduct, gross incompetence, or any wilful neglect in the discharge of his duties;

7.1.2	repeats or continues (after warning) any breach of this Agreement;

7.1.3	is guilty of any fraud, dishonesty or conduct tending to bring himself, the Company or any Group Company into disrepute;

7.1.4	commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors;

7.1.5	is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties;

7.1.6	is disqualified from holding office in the Company or in any other company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment;

7.1.7	resigns as or otherwise ceases to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s request.

Any delay by the Company in exercising such right of termination will not constitute a waiver of it.

8	REMUNERATION

8.1	The Executive will be paid by the Company by way of remuneration for his services under this Agreement the salary at the rate of £149,000 per annum less appropriate deductions for tax and national insurance contributions. The Executive will be paid monthly in arrears, on or about the last working day of each month.

8.2	The Executive’s salary shall be reviewed on an annual basis at the Company’s discretion but there shall be no obligation on the Company to increase the Executive’s salary or bonus following any such review.

8.3	The Company shall be entitled to deduct from the Executive’s salary or pay in lieu of notice all monies owed by the Executive to the Company.

8.4	The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties. Such reimbursement is subject to the submission to the Company by the Executive of appropriate documentation receipts and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as revised by the Company from time to time.

9	BONUS

The Company may from time to time and except in respect of any period referred to in clause 6.3 pay to the Executive a bonus of up to 100% of annual salary. All bonus payments are discretionary and the Company reserves the right to amend from time to time the way in which bonus payments are calculated and paid. The Executive further acknowledges that, even if he has been notified of a bonus award, it is a condition of payment that the Executive is not under notice and/or has not had his employment with the Company terminated for any reason whatsoever at the time of payment of the bonus and further that the termination by the Company of the Executive’s employment prior to the date of payment of such bonus shall not in any circumstances give rise to a claim for compensation in lieu of such bonus. The Executive further acknowledges that, when the Company is exercising its discretion to award any bonus, it may take into account any factors which it considers relevant. Payment of any bonus in one year does not entitle the Executive to payment of bonus in any subsequent years.

10	HOLIDAYS

10.1	The Company’s holiday year commences on 1 April and expires on 31 March (the “Holiday Year”).

10.2	In addition to bank holidays the Executive shall be entitled to paid holiday in each Holiday Year of 30 working days. The timing of the holiday shall be approved by the Board in advance. The Executive must give reasonable notice to the Board of any requested holiday. Holiday must be taken in the Holiday Year in which it accrues.

10.3	Holiday entitlement may not be carried over to the next Holiday Year.

11	SICK PAY SCHEME

11.1	If the Executive is prevented by ill health from properly performing his duties under this Agreement he shall report this fact to the Company and within seven days of absence provide the Board with satisfactory evidence of his incapacity and continue to provide such evidence on a weekly basis during any period of absence.

11.2	Provided the Executive has complied with the conditions in clause 11.1, he shall continue to be paid a salary for the first 3 months’ absence (whether continuous or intermittent) in any period of 12 consecutive months. Any sums paid to the Executive shall be inclusive of statutory sick pay. Thereafter, during any absence, the Executive is not entitled to receive any salary and any payments which the Company makes are entirely discretionary and can be withdrawn at any time.

11.3	At the request of the Company, the Executive shall, whether absent from work or not, co-operate in providing medical evidence or undergoing a medical examination arranged by the Company and consent to the disclosure of any report to the Company.

11.4	The payment of sick pay, in accordance with clause 11.2, is without prejudice to the Company’s right to terminate this Agreement on the grounds of incapacity prior to the expiry of the Executive’s right to payment. In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of a third party’s actions, all payments made to the Executive by the Company of salary or sick pay shall, to the extent that compensation is recoverable from that third party, constitute loans to the Executive and shall be repaid when and to the extent that the Executive recovers compensation for loss of earnings from such third party.

12	RESTRICTIVE COVENANTS

12.1	The Executive acknowledges that he is likely to obtain in the course of his employment with the Company knowledge of trade secrets, know-how, techniques,

methods, lists, inventions, computer programs and software and other confidential information relating to the Company and any Group Company and their employees and clients, and in order to safeguard the goodwill of the Company and any Group Company in connection with their clients, suppliers and employees the Executive agrees to the restrictions set out in this clause 12.

12.2	On termination of this Agreement the Executive, whether on his own behalf or for any other person, firm or company, will not directly or indirectly for a period of 12 months:

(a)	be employed or involved with any business developing or promoting any products or services that are competitive with products or services:

(i)	being commercially developed or promoted by the Company during the Executive’s employment; and

(ii)	with which he was either personally concerned or for which the Executive was responsible with the Company whilst employed by the Company during the period of 12 months immediately preceding the termination of his employment (or, if shorter the period of the Executive’s employment with the Company); and

(iii)	in respect of which the Executive had access to any Confidential Information or trade secrets belonging to the Company or any Group Company in the 12 months immediately preceding the termination of his employment (or, if shorter, the period of the Executive’s employment with the Company);

(b)	entice, solicit or endeavour to entice or solicit away from the Company or any Group Company any officer, senior executive or consultant to the Company or any Group Company with whom he had personal dealings during the period of 12 months immediately preceding the termination of the Executive’s employment (or, if shorter the period of the Executive’s employment with the Company), provided that this clause 12.2 shall not prevent the Executive from employing general administrative staff of the Company or any Group Company;

(c)	interfere or seek to interfere with the supply to the Company or any Group Company of any services by any supplier who, during the period of 12 months immediately preceding such termination, shall have supplied services to the Company or any Group Company and with whom the Executive had business dealings during the said period (or, if shorter, the period of the Executive’s employment with the Company), nor will the Executive interfere or seek to interfere with the terms on which such supply is made;

(d)	entice, solicit or endeavour to entice or solicit away from the Company or any Group Company the business of any person, firm or company who during the period of 12 months preceding the date of such termination (or, if shorter, the period of the Executive’s employment with the Company) was a client of the Company or any Group Company with whom the Executive had contact as an

Executive of the Company, provided that nothing contained in this clause 12 shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(e)	whether on his own behalf or in conjunction with any person, company, business entity or other organisation whatsoever in competition with the Company directly or indirectly deal with, the custom or business of any customer:-

(i)	with whom the Executive has had contact or dealings on behalf of the Company during the 12 months immediately preceding the termination of his employment or, if less, the period of the Executive’s employment with the Company; or

(ii)	for whom the Executive was directly responsible and with whom employees reporting to the Executive have had contact or dealings on behalf of the Company during the 12 months immediately preceding the termination of his employment or, if less, the period of the Executive’s employment with the Company.

12.3	Each of the restrictions aforesaid constitute an entirely separate, severable and independent restriction on the Executive.

12.4	While the restrictions aforesaid are considered by both parties to be reasonable in all circumstances, it is recognised that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and the Group but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or the area dealt with thereby reduced in scope the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

12.5	For the purposes of this clause 12 and clause 13 below, the Company is entering into these restrictions with the Executive on its own behalf and as agent for and/or as trustee of the business of any relevant member of any Group Company to which the Executive is seconded or to whom the Executive provides services.

12.6	It is agreed that the period of the post termination restrictions set out in this clause 12 will be reduced by the amount of the Executive’s notice period where in accordance with clause 6.3 he is provided with no duties or duties not involving contact with the Group’s clients.

13	CONFIDENTIAL INFORMATION

13.1	The Executive shall not at any time during or after the term of this Agreement

(a)	other than when required in the ordinary course of business of the Company or any Group Company, use or disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any trade secret, or Confidential Information; or

(b)	make any oral or written statement about the Company or any Group Company and/or their financial status, business, compliance with laws, personnel, directors, officers, consultants, services, business methods or otherwise, which are intended or reasonably likely to disparage the Company or any Group Company or otherwise degrade their reputation in the business or legal community in which they operate or in the telecommunications industry.

13.2	Confidential Information means the information or physical material not generally known or available outside the Company and any Group Company or information or physical material entrusted to them by third parties. This includes, but is not limited to, inventions, confidential knowledge, trade secrets, copyrights, product ideas, techniques, processes, formulas, software (including source and object code), hardware configuration, computer programs, algorithms, mask words and/or any other information of any type relating to documentation, data, schematics, flow charts, mechanisms, research, development, engineering, manufacture improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees and/or cost of other financial data concerning any of the foregoing the Company, any Group Company or their operations. Confidential information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or maybe in the nature of unwritten knowledge or know how.

13.3	Nothing in this Agreement shall preclude the Executive from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996.

14	INVENTIONS, DESIGNS, COPYRIGHT AND OTHER INTELLECTUAL PROPERTY

14.1	In this clause 14, the term “Intellectual Property” means inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade names, logos, art work, slogans, know-how, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, works in which copyright may subsist (including computer software and preparatory and design materials therefore), and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

14.2	Subject to the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988, if at any time in the course of, or in connection with, his employment under this agreement, the Executive makes or discovers or participates in the making or discovery of any Intellectual Property directly or indirectly relating to, or capable of being used in, the business carried on by the Company or by any Group company, full details of the Intellectual Property shall immediately be disclosed in writing by him to the Company and the Intellectual Property shall be the absolute property of the Company immediately upon the creation of such Intellectual Property. At the request and expense of the Company, the Executive shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage, and shall execute all documents and do all things which may be necessary or in the opinion of the Company desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

14.3	The Executive hereby waives any and all moral rights he may have in respect of the Intellectual Property rights.

15	RETURN OF PROPERTY ON TERMINATION

15.1	Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall immediately deliver up to the Company or its authorised representative any property of the Company or any other Group Company which may be in his possession, custody or under his control.

16	HEALTH AND SAFETY

The Executive will be required to take reasonable care with regard to health and safety and to co-operate with the Company in complying with the requirements of the Health and Safety at Work Act 1974, and to ensure that the Company complies with all UK Health and Safety legislation for the proper protection and benefit of the other Executives of the Company.

17	DISCIPLINARY AND GRIEVANCE PROCEDURE

17.1	The Company’s disciplinary policy is set out in the Staff Handbook, a copy of which will be provided to the Executive upon commencement of this Agreement. The Company will have the right to suspend the Executive on full pay on the grounds of suspected serious misconduct.

17.2	If the Executive has a grievance relating to his employment he should report it to an appropriate member of the Board. The Executive may be required to put the grievance in writing.

18	DATA PROTECTION

The Executive consents to the Company and any other Group company holding and processing, both electronically and manually, any data it collects in relation to the Executive (including sensitive personal data), in the course of the Executive’s employment, for the purposes of the Company’s and any Group Company’s administration and management of their employees and business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by the Company or the Company’s agent of such data outside the European Economic Area, in particular to and in the United States and any other country in which the Company has offices.

19	COLLECTIVE AGREEMENTS

There are no collective agreements currently in force which affect directly or indirectly the terms and conditions of the Executive’s employment.

20	THIRD PARTY RIGHTS

Nothing in this Agreement is intended to confer rights of any third party under the Contracts (Rights of Third Parties) Act 1999 nor is any third party’s consent required to vary or amend any term of this Agreement.

21	APPLICABLE LAW

21.1	This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales.

21.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

22	NOTICES

22.1	Any written notice required by this Agreement, including renewal requests or refusals, will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via recorded delivery mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:                    The registered office

and if to the Executive:             His last known home address

22.2	Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

23	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the listed parties and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter. The Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance. Nothing in this clause 23 shall operate to exclude or restrict either party’s liability for fraudulent misrepresentation.

EXECUTED as a DEED by	/s/ John Gardiner	Director

[ ]
	/s/ A J Westlake	Director

EXECUTED as a DEED by the Executive	John Gardiner Executive

In the presence of:-
/s/ Bhaljinder Mander
Signature of Witness

Bhaljinder Mander
Name of Witness

19 C Strand London
Address of Witness
WC2R 1JN